Exhibit 10.6

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AND

ARCH THERAPEUTICS, INC.

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

R E C I T A L S	3
1. DEFINITIONS.	5
2. GRANT OF RIGHTS.	10
3. COMPANY DILIGENCE OBLIGATIONS.	12
4. ROYALTIES AND PAYMENT TERMS.	14
5. REPORTS AND RECORDS.	19
6. PATENT PROSECUTION.	21
7. INFRINGEMENT.	22
8. INDEMNIFICATION AND INSURANCE	24
9. NO REPRESENTATIONS OR WARRANTIES	26
10. ASSIGNMENT.	26
12. GENERAL COMPLIANCE WITH LAWS	28
13. TERMINATION	29
14. DISPUTE RESOLUTION.	31
15. MISCELLANEOUS.	32
APPENDIX A	36
APPENDIX B	38
EXHIBIT A	41
EXHIBIT B	41

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MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Arch Therapeutics, Inc. (f/k/a Clear Nano Solutions, Inc.) ("COMPANY"), a Massachusetts corporation having its principal office at 1 Chieftain Lane, Natick, MA 01760.

R E C I T A L S

WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS A (as later defined herein) relating to M.I.T. Case No. 6008, "Self-Assembly Of An Oligopeptide To Form A Robust Macroscopic Membranous Structure," by Todd Holmes, Curtis Lockshin, Alexander Rich and Shuguang Zhang, M.I.T. Case No. 6692, "Oligopeptide-Based Biomaterials Which Support Cell Attachment And Cell Growth And Neurite Outgrowth," by C. Michael Dipersio, Todd Holmes, Curtis Lockshin, Alexander Rich and Shuguang Zhang, M.I.T. Case No. 8813, "Encapsulation Of Chondrocytes In Self-Assembling Peptide Gel For Applications To Cartilage Tissue Engineering," by Alan J. Grodzinsky, John Kisiday and Shuguang Zhang, M.I.T. Case No. 9344, "Liver Cellular Reprogramming In Peptide Scaffold And Uses Thereof," by Carlos E. Semino, Colette Shen, James L. Sherley and Shuguang Zhang, M.I.T. Case No. 9786, "Self-assembling Peptide Scaffold Hydrogels Bridge Lesions in Central Nervous System," by Rutledge Ellis-Behnke, Gerald E. Schneider, Carlos E. Semino and Shuguang Zhang and M.I.T. Case No. 10154, "Designed Peptide Scaffold with Biological Activities and Uses Thereof," by Elsa Genove, Carlos E. Semino and Shuguang Zhang and has the right to grant licenses under said PATENT RIGHTS A;

WHEREAS, M.I.T. has the right to grant a license to Arch Therapeutics, Inc. in Field A under PATENT RIGHTS A in Appendix A;

WHEREAS, M.I.T. and Versitech Limited ("Versitech"), the technology transfer company of The University of Hong Kong, are the owners of certain PATENT RIGHTS B (as later defined herein) relating to M.I.T. Case No. 11366, "Instantaneous Hemostasis," by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So, David K C. Tay and Shuguang Zhang; and M.I.T. Case No. 12061, “Compositions and Methods for Promoting Hemostasis and other Physiological Activities.” by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So and David K C. Tay;

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WHEREAS, M.I.T. has the right to grant licenses under said PATENT RIGHTS B subject to the M.I.T. - Versitech Joint Invention Agreement effective September 7, 2005 hereby incorporated in its entirety as Appendix D;

WHEREAS, Rutledge Ellis-Behnke, an inventor of the PATENT RIGHTS and current employee of M.I.T., has acquired equity in COMPANY, the Conflict Avoidance Statement of Rutledge Ellis-Behnke is attached as Exhibit A hereto;

WHEREAS, Rutledge Ellis-Behnke, an inventor of the PATENT RIGHTS, has acquired equity in COMPANY not resulting from this Agreement, the Inventor/Author Acknowledgment of No Equity Distribution in M.I.T.'s institutional equity share of Rutledge Ellis-Behnke is attached as Exhibit B hereto;

WHEREAS, M.I.T.'s Vice President for Research has approved that Rutledge Ellis-Behnke, an inventor of the PATENT RIGHTS, now holds equity in COMPANY and that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement;

WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, M.I.T. and COMPANY are party that certain Exclusive License Agreement dated December 5, 2007 (the “Prior Agreement”), pursuant to which the COMPANY obtained a license under the PATENT RIGHTS upon the terms and conditions set forth therein;

WHEREAS, M.I.T. and COMPANY are party that certain First Amendment to the Prior Agreement dated October 28, 2010 (the “First Amendment”), pursuant to which the PATENT RIGHTS associated with M.I.T. Case No. 6008 were deleted from the PATENT RIGHTS A;

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WHEREAS, M.I.T. subsequently granted to 3D Matrix Ltd. (“3DM”) an exclusive, world-wide license to certain patent rights associated with M.I.T. Case No. 6008 in the field of medical and life sciences applications and cosmetics;

WHEREAS, M.I.T., the COMPANY and 3DM are party to that certain Non-Exclusive Patent Sublicense Agreement dated October 28, 2010, as amended by that certain First Letter Agreement dated [January 3, 2011], pursuant to which 3DM granted to COMPANY a free, fully-paid up, royalty-free, non-exclusive, world-wide sublicense under its in-licensed patent rights associated with M.I.T. Case No. 6008 in the STASIS FIELD OF USE;

WHEREAS, M.I.T. and the COMPANY now desire to amend and restate the Prior Agreement, in order to revise, clarify and restate the respective benefits and obligations of the parties as hereinafter set forth.

NOW, THEREFORE, M.I.T. and COMPANY, in consideration of the premises and for other good and valuable consideration the sufficiency of which is hereby acknowledged, hereby agree that the Prior Agreement shall be amended and restated as follows:

1. DEFINITIONS.

1.1 "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, joint venture or limited liability company) that is directly or indirectly controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

"CELLULAR DELIVERY" shall mean applications for the delivery of cells.

"CONFIDENTIAL INFORMATION" shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential. Such CONFIDENTIAL INFORMATION shall include, without limitation, any diligence reports furnished to M.I.T. under Section 3.1, royalty reports furnished to M.I.T. under Section 5.2 and copies of sublicenses furnished to M.I.T. under Section 2.4.

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“COMMERCIAL SALE” shall mean the final transfer or sale by COMPANY, an AFFILIATE or SUBLICENSEE, whether at retail, wholesale or otherwise, of any LICENSED PRODUCT to a party that is not an AFFILIATE or SUBLICENSEE hereunder. The following are not deemed to be COMMERCIAL SALE: a transfer to an AFFILIATE or SUBLICENSEE for purposes of clinical trials, research and development or other testing, or provision of samples of LICENSED PRODUCT for research, development, manufacturing or marketing purposes but not for resale.

1.5 “EXCLUSIVE PERIOD" shall mean the TERM as defined in Section 1.18

1.6 "FIELD A" shall mean all Products, Methods of Manufacture and Methods of Use Thereof for all STASIS, ADHESION AND BARRIER APPLICATIONS, but specifically excluding CELLULAR DELIVERY.

1.7 "FIELD B" shall mean all fields.

1.8 "LICENSED PRODUCT" shall mean any product that, in whole or in part:

(a) absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(b) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.9 "LICENSED PROCESS" shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS or which uses a LICENSED PRODUCT.

1.10 "NET SALES" shall mean the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES intended for COMMERCIAL SALE, less the following:

(a) customary trade, quantity, or cash discounts, chargebacks and rebates to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

(d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

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If COMPANY or any of its AFFILIATES or SUBLICENSEES sell any LICENSED PRODUCT or LICENSED PROCESS in a COMMERCIAL SALE as a component of a combination of elements, then the ADJUSTED NET SALES shall be determined by multiplying NET SALES of such combination by the fraction A over A + B, in which “A” is the gross amount billed for the LICENSED PRODUCT and/or LICENSED PROCESS portion of the combination when sold separately during the REPORTING PERIOD in the country in which the sale was made, and “B” is the gross amount billed for the other elements of the combination sold separately during said REPORTING PERIOD in said country. In the event that no separate sale of either such LICENSED PRODUCT and/or LICENSED PROCESS or other elements of the combination is made during said REPORTING PERIOD in said country, the ADJUSTED NET SALES shall be determined by multiplying the NET SALES of such combination by the fraction C over C + D, in which “C” is the fully-absorbed cost of the LICENSED PRODUCT and/or LICENSED PROCESS portion of the combination, and “D” is the sum of the fully-absorbed costs of the other elements of the combination , such costs being arrived at using the standard accounting procedures of COMPANY which will be in accord with generally accepted accounting practices.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed for COMMERCIAL SALE at a discounted price that is substantially lower than the customary price or market driven prices charged by COMPANY or distributed for COMMERCIAL SALE for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS. Sales or other transfers between or among COMPANY and any of its AFFILIATES for the purpose of subsequent resale to third parties shall not be included in the calculation of NET SALES.

Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES intended for COMMERCIAL SALE without the prior written consent of M.I.T.

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NET SALES will be calculated only once with respect to each LICENSED PRODUCT or LICENSED PROCESS sold by COMPANY, any AFFILIATE and/or any SUBLICENSEE, even if such LICENSED PRODUCT or LICENSED PROCESS is sold more than once in the course of its transfer to the ultimate end-user. The foregoing notwithstanding, NET SALES will not include transfers among the COMPANY, any AFFILIATE and/or any SUBLICENSEE unless the recipient is the end-user.

1.11 “PATENT CHALLENGE” shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS.

1.12 "PATENT RIGHTS " shall mean PATENT RIGHTS A and PATENT RIGHTS B.

1.13 "PATENT RIGHTS A" shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.14 "PATENT RIGHTS B" shall mean:

(a) the United States and international patents listed on Appendix B;

(b) the United States and international patent applications and/or provisional applications listed on Appendix B and the resulting patents;

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(c) any patent applications resulting from the provisional applications listed on Appendix B, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix B and of such patent applications that result from the provisional applications listed on Appendix B, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix B, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.15 "PRODUCT DEVELOPMENT PAYMENTS" shall mean payments to COMPANY or an AFFILIATE from a SUBLICENSEE for the purposes of funding bona fide research and development of LICENSED PRODUCTS or LICENSED PROCESSES and that are expressly intended only to fund or pay for:

(a) the purchase of equipment, supplies, products or services

(b) the assignment of or hiring of employees and/or consultants to achieve a research or development goal for the commercialization of LICENSED PRODUCTS AND LICENSED PROCESSES, as indicated by their inclusion as specific line items in a written agreement between COMPANY or AFFILIATE and the SUBLICENSEE

(c) reasonable overhead charges related to the direct expense described in (a) and (b) above

1.16 “RAISE CAPITAL” shall mean (i) receive funds or property from the issuance of securities, (ii) acquire an interest in a joint venture to the extent of the proportionate share of such acquired joint venture interest in the funds or property, (iii) receive funds, services or property by way of a research or development grant from governmental, non-governmental or private sources, either as reimbursement of previously conducted research and development activities or for future research and development activities or (iv) receive funds, services or property (including, without limitation, as upfront, royalty, milestone, license maintenance, option or exclusivity fees or other payments or income) from consulting, feasibility studies, licenses, sublicenses (including from SUBLICENSEES), or contracts with partners of COMPANY.

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1.17 "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.18 "STASIS, ADHESION AND BARRIER APPLICATIONS" shall mean applications for the prevention or control of the movement or leakage of solid, fluid or gaseous substances in or on the body (including, but not limited to, bleeding, blood and blood components, cerebral spinal fluid, intestinal content or fluid, gas or air, bacteria), for hemostasis, for the prevention or control of surgical or other types of adhesions, or which function as a barrier (including, but not limited to, reduction of contamination).

1.19 "SUBLICENSE INCOME" shall mean any payments that COMPANY or an AFFILIATE receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY and AFFILIATES under Sections 2.1 and 2.2, including without limitation license fees, milestone payments, and license maintenance fees, but specifically excluding funds received from the issuance of securities in COMPANY, funds received by way of a research or development grant from governmental, non-governmental or private sources, PRODUCT DEVELOPMENT PAYMENTS, reimbursement of manufacturing expenses and royalties on NET SALES.

1.20 "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Sections 2.1 and 2.2, that has been retained for COMMERCIAL SALE.

1.21 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.22 "TERRITORY" shall mean worldwide.

2. GRANT OF RIGHTS.

2.1 License Grants under PATENT RIGHTS A. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a non-exclusive royalty-bearing license under the PATENT RIGHTS A to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD A in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD A in the TERRITORY.

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2.2 License Grants under PATENT RIGHTS B. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing exclusive license under the PATENT RIGHTS B to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD B in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD B in the TERRITORY.

2.3 Exclusivity under PATENT RIGHTS B. In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant and has not granted any other license under the PATENT RIGHTS B to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD B in the TERRITORY or to perform LICENSED PROCESSES in the FIELD B in the TERRITORY until the expiration of the TERM.

2.4 Sublicenses COMPANY shall have the right to grant sublicenses of its rights under Sections 2.1 and 2.2 Any exclusivity of such sublicenses shall be limited to the PATENT RIGHTS B. The term of any sublicense may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against M.I.T. or assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena) then COMPANY may terminate the sublicense. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.5 Retained Rights.

(a) M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

(b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

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2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

(a) M.I.T. acknowledges that COMPANY has previously furnished M.I.T. a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b) Within ninety (90) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c) COMPANY shall permit an in-plant inspection by M.I.T. at regular intervals with at least six (6) months between each such inspection.

(d) M.I.T. acknowledges that COMPANY successfully RAISED CAPITAL in the amount of at least One Million Dollars ($1,000,000) prior to January 1, 2009.

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(e) In the aggregate, COMPANY shall RAISE CAPITAL of at least Four Million Dollars ($4,000,000) by July 1, 2013.

(f) M.I.T. acknowledges that COMPANY successfully funded the equivalent of no less than Three Hundred Thousand Dollars ($300,000) (it being agreed that such funding may take the form of cash or cash equivalents, and/or equity grants and/or contributed/granted/donated services performed by third parties if such services result data or other results which can be accessed by COMPANY) toward the development or commercialization of LICENSED PRODUCTS and/or LICENSED PROCESSES in 2007 (pro-rated for partial year). M.I.T. acknowledges that COMPANY successfully funded the equivalent of no less than Six Hundred Thousand Dollars ($600,000) (it being agreed that such funding may take the form of cash or cash equivalents, and/or equity grants and/or contributed/granted/donated services performed by third parties if such services result data or other results which can be accessed by COMPANY) toward the development or commercialization of LICENSED PRODUCTS and/or LICENSED PROCESSES in 2008, 2009 and 2010.

(h) COMPANY shall fund the equivalent of no less than Six Hundred Thousand Dollars ($600,000) (it being agreed that such funding may take the form of cash or cash equivalents, and/or equity grants and/or contributed/granted/donated services performed by third parties if such services result data or other results which can be accessed by COMPANY) toward the development or commercialization of LICENSED PRODUCTS and/or LICENSED PROCESSES in each calendar year (pro-rated for partial years) beginning in 2011 and ending with the first commercial sale of a LICENSED PRODUCT or a first commercial performance of a LICENSED PROCESS.

(i) M.I.T. acknowledges that on or before July 1, 2009, COMPANY initiated an animal trial to collect data on the safety and effectiveness of a LICENSED PRODUCT.

(j) M.I.T. acknowledges that COMPANY has entered into a commercially reasonable business arrangement with at least one manufacturing partner.

(k) COMPANY will initiate a pre-investigational or comparable consultation with an appropriate center within a regulatory authority by 2014.

(l) COMPANY shall submit an investigational new drug application, investigational device exemption or comparable application to an appropriate center within a regulatory agency for sale of a LICENSED PRODUCT by January 1, 2018 or achieve NET SALES of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before January 1, 2019 in excess of $500,000.

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In the event that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a) License Issue Fee and Patent Cost Reimbursement. M.I.T. acknowledges that COMPANY paid to M.I.T. on the effective date of the Prior Agreement a license issue fee of Twenty-five Thousand dollars ($25,000), and, in accordance with Section 6.3, reimbursed M.I.T. for its actual expenses incurred as of the effective date of the Prior Agreement in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable and are pursuant to the schedule outlined in Section 6.3(c).

(b) License Maintenance Fees. M.I.T. acknowledges that COMPANY previously paid M.I.T a license maintenance fee in the amount of $10,000 for the calendar year commencing on January 1, 2009 and in the amount of $10,000 for the calendar year commencing on January 1, 2010. There shall be no license maintenance fee for the calendar year commencing on January 1, 2011. COMPANY shall pay to M.I.T. the following license maintenance fees within 30 (thirty) days of the dates set forth below:

January 1, 2012	$25,000
and each January 1 of
every year thereafter	$25,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee shall be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

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(c) Running Royalties. COMPANY shall pay to M.I.T. a running royalty of three percent (3%) of NET SALES or ADJUSTED NET SALES, as appropriate, by COMPANY, AFFILIATES and SUBLICENSEES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within ninety (90) days of the end of each REPORTING PERIOD.

(d)	Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of fifteen percent (15%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES, excluding running royalties on NET SALES of SUBLICENSEES (which are payable pursuant to clause (c) above).

Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within ninety (90) days of the end of each REPORTING PERIOD.

(e) Milestone Payment. COMPANY shall pay to M.I.T. a one-time milestone payment of Fifty Thousand Dollars ($50,000) upon the first COMMERCIAL SALE of a LICENSED PRODUCT by COMPANY, its AFFILIATE or SUBLICENSEE. This payment is nonrefundable and amounts due pursuant to this Section will be paid to M.I.T. over the subsequent 12 months in approximately equal quarterly installments within thirty (30) days of invoicing.

(f) Third Party Royalty Offset. If COMPANY or an AFFILIATE or SUBLICENSEE is required to pay royalties to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale LICENSED PRODUCTS or LICENSED PROCESSES in any country, and COMPANY provides M.I.T. with reasonably satisfactory evidence of such third-party royalty payment requirements, including a signed copy of any such license agreements, then COMPANY may offset a total of fifty percent (50%) of such third-party payments against running royalties owed to M.I.T. as defined in Section 4.1 (c) above, hereunder, provided that COMPANY requires such third parties to offset its royalties as a result of royalties paid to M.I.T. by at least the same amount and provided that in no one year shall the aggregate of all such expenses be credited against more than fifty percent (50%) of royalty payments that would otherwise be due to M.I.T.

(g) Consequences of a PATENT CHALLENGE. In the event that (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), and (iii) M.I.T. does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.4, then in the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any royalties paid during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse M.I.T. for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

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(h) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

(i) Equity.

(i) Initial Grant. COMPANY shall issue a total of FORTY SIX THOUSAND SEVEN HUNDRED (46,700) shares of Common Stock of COMPANY, no par value per share, (the "Shares") in the name of M.I.T. and of such persons as M.I.T. shall direct ("M.I.T. Holder"), and each M.I.T. Holder shall receive such number of shares as M.I.T. shall direct. Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY on the EFFECTIVE DATE and the Shares shall be delivered to M.I.T. and M.I.T. Holders, if any, within thirty (30) days of the EFFECTIVE DATE.

COMPANY represents to M.I.T. that, as of the Effective Date, the aggregate number of Shares equals Four Percent (4%) of the COMPANY's issued and outstanding Common Stock calculated on a "Fully Diluted Basis." For purposes of this Section 4.1(i), "Fully Diluted Basis" shall mean that the total number of issued and outstanding shares of the COMPANY's Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

(ii) Anti-Dilution Protection. COMPANY shall issue additional shares of Common Stock to M.I.T. as it pertains to the equity grant in Section 4.1(i) of this License Agreement signed by the Technology Licensing Office on behalf of M.I.T. and each M.I.T. Holder pro rata, such that M.I.T. 's and each M.I.T. Holders' aggregate ownership of the outstanding Common Stock shall not fall below Four Percent (4%) on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Such issuances shall continue until a total of Four Million Dollars ($4,000,000) in cash in exchange for COMPANY's capital stock (the "Funding Threshold") shall be received by COMPANY. Thereafter, no additional shares shall be due to M.I.T. or any M.I.T. Holder pursuant to this section. For purposes of clarity, this anti-dilution provision does not provide anti-dilution protection to the Deshpande Center for Technological Innovation at M.I.T., which holds shares in the COMPANY under a separate Agreement.

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(iii) Participation in Future Private Equity Offerings. After the date of the Funding Threshold, M.I.T. (specifically not including M.I.T. Holders) shall have the right to purchase additional shares of the COMPANY's Common Stock in any private offering by the COMPANY of its equity securities in exchange for cash, to maintain its pro rata ownership as calculated immediately prior to such offering on a Fully Diluted Basis, pursuant to the terms and conditions at least as favorable as those granted to the other offerees. All rights granted to M.I.T. pursuant to this Section 4.1(i) (iii) shall terminate immediately after the COMPANY RAISES CAPITAL in excess of $6.0 million.

(iv) Adjustments for Punitive Round Financings. After the date of the Funding Threshold (the "Funding Threshold Date"), if COMPANY issues Common Stock, or any equity security exercisable for or convertible into Common Stock, such that the price per share of COMPANY's Common Stock is less than the M.I.T. Share Price (as defined below) (a "Dilutive Issuance"), then immediately following such Dilutive Issuance, COMPANY shall issue to M.I.T. shares of Common Stock such that the M.I.T. Share Number (as defined below) equals the product obtained by multiplying the M.I.T. Share Number in effect immediately before the Dilutive Issuance by the Adjustment Fraction defined below. The M.I.T. Share Price in effect immediately after the Dilutive Issuance shall be adjusted to equal the result obtained by dividing the M.I.T. Share Price in effect immediately before the Dilutive Issuance by the Adjustment Fraction defined below.

The Adjustment Fraction equals:	(A + C)
(A + B)

where:

A = the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis immediately prior to the Dilutive Issuance.

B = the number of shares of Common Stock that could be purchased at the M.I.T. Share Price immediately prior to the Dilutive Issuance using the net aggregate consideration received by COMPANY in connection with the Dilutive Issuance.

C = the number of shares of Common Stock or of a security exercisable for or convertible into Common Stock issued, on a Fully Diluted Basis, pursuant to the Dilutive Issuance.

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In addition, the following definitions shall apply to this Section 4.1(i) (iv):

"Fair Market Value" of a share of Common Stock shall be the

highest price per share that the COMPANY could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the COMPANY, from authorized but unissued shares, as determined in good faith by the Board of Directors of the COMPANY, unless the COMPANY shall become subject to a merger, acquisition or other consolidation pursuant to which the COMPANY is not the surviving party, in which case the current fair market value of a share of Common Stock shall be deemed to be the value received by the holders of the COMPANY's Common Stock for each share of Common Stock pursuant to the COMPANY's acquisition.

"M.I.T. Share Number" shall mean the number of shares of

COMPANY's Common Stock that M.I.T. owns on the date of the Dilutive Issuance, as adjusted from time to time pursuant to this section. Notwithstanding the foregoing, any shares of Common Stock acquired by M.I.T. pursuant to Section 4.1(i) (iii) shall not be included in the M.I.T. Share Number.

"M.I.T. Share Price" shall mean the value per share of the shares of Common Stock included in the M.I.T. Share Number, as adjusted from time to time pursuant to this section. For purposes of this section, the initial M.I.T. Share Price to be used in an adjustment resulting from the first Dilutive Issuance to occur after the Funding Threshold Date shall be the Fair Market Value per share of the Common Stock of the COMPANY effective on the Funding Threshold Date.

All rights granted to M.I.T. pursuant to this Section 4.1(i) (iv) shall terminate immediately after the COMPANY RAISES CAPITAL in excess of $6.0 million.

4.2 Royalty Buy-out. At any time prior to thirty (30) days following the earlier of (i) all or substantially all of the COMPANY being acquired by a third party, or (ii) COMPANY’s initial public offering of securities, COMPANY or its successor entity may eliminate its future obligation to pay License Maintenance Fees as set forth in Section 4.1 (b), Running Royalties as set forth in Section 4.1(c) and sharing of SUBLICENSE INCOME as set forth in Section 4.1(d) for a one-time and non-refundable payment to M.I.T. of Seven and One Half Million Dollars ($7,500,000). All other responsibilities under this Agreement will remain in force for the life of the agreement.

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4.3 Payments.

(a) Method of Payment. All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5. REPORTS AND RECORDS.

5.1 Frequency of Reports.

(a) Upon First COMMERCIAL SALE of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first COMMERCIAL SALE of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within ninety (90) days of occurrence in each country.

(b) After First COMMERCIAL SALE. After the first COMMERCIAL SALE of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within ninety (90) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

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5.2 Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii) a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(iv) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v) total royalty payable on NET SALES, or ADJUSTED NET SALES, as appropriate, in U.S. dollars, together with the exchange rates used for conversion;

(vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(vii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, reviewed by COMPANY's treasurer or chief financial officer or by an independent auditor.

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5.4 Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.

6.2 International (non-United States) Filings. Appendix C is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix B shall be filed, prosecuted, and maintained. Appendix C may be amended by mutual agreement of COMPANY and M.I.T.

6.3 Payment of Expenses.

(a) PATENT RIGHTS A. COMPANY shall be responsible for payment of twenty percent (20%) of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS A incurred after the EFFECTIVE DATE. Notwithstanding the foregoing, COMPANY shall not be required to reimburse M.I.T. for any such expenses associated with PATENT RIGHTS A accrued through February 28, 2011 (approximately $[______]) until March 1, 2012.

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(b) PATENT RIGHTS B. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS B shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. Notwithstanding the foregoing, COMPANY shall not be required to reimburse M.I.T. for any such expenses associated with PATENT RIGHTS B accrued through February 28, 2011 (approximately $[45,000]) until March 1, 2012. For clarity, COMPANY shall be responsible for payment of ongoing patent expenses as they are incurred for the period beginning March 1, 2011.

(c) M.I.T shall provide COMPANY with a non-binding good faith estimate of the above-described expenses for the subsequent twelve (12) month period every twelve (12) months, on July 1 of each year.

(d) In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office provided that COMPANY submits appropriate certification to M.I.T.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2 Right to Prosecute Infringements.

(a) COMPANY Right to Prosecute PATENT RIGHTS B. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS B in the FIELD B in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS B in the FIELD B in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

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(b) M.I.T. Right to Prosecute PATENT RIGHTS B. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

(c) M.I.T. Right to Prosecute PATENT RIGHTS A : M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS A and, in furtherance of such right, COMPANY hereby agrees that M.I.T. may include COMPANY as a party plaintiff in any such suit, without expense to COMPANY. M.I.T. shall consult with COMPANY and shall consider its views. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T., and M.I.T. shall keep any recovery or damages derived therefrom, whether compensatory for past infringement or punitive.

M.I.T. shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior notification of COMPANY. Should M.I.T. decide not to pursue its right to prosecute, M.I.T will notify COMPANY, and will request from 3DM-Japan that COMPANY be granted standing to enforce the PATENT RIGHTS A.

7.3 Declaratory Judgment Actions. In the event that a PATENT CHALLENGE TO PATENT RIGHTS B is brought against M.I.T. or COMPANY by a third party, COMPANY, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense, subject to Sections 7.4 and 7.5. If COMPANY does not exercise this right, M.I.T. may take over the sole defense of the action at M.I.T.'s sole expense.

7.4 Offsets. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

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7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS B in the FIELD B in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD B in the TERRITORY for future use of the PATENT RIGHTS B in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a) Indemnity of M.I.T. COMPANY shall indemnify, defend, and hold harmless M.I.T., Versitech and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY under this Agreement. For purposes of clarity, COMPANY shall not be required to indemnify M.I.T. for any claims by third party licensees or sublicensees of PATENT RIGHTS A claiming that M.I.T. improperly granted COMPANY any rights under this Agreement.

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(b) Indemnity of COMPANY. M.I.T. warrants that it has the right to enter into this license agreement.

(c) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

8.2 Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance including product liability, and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall endeavor to require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. Product liability insurance shall be in place thirty (30) days prior to the initiation of a human clinical trial. Errors and Omissions insurance will be in place thirty (30) days prior to initiation of any professional Consulting services. The limits of such insurance shall not be less than One Million Dollars ($1,000,0000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for general liability; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for errors and omissions. In the alternate, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

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9. NO REPRESENTATIONS OR WARRANTIES

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. AND VERSITECH MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. and Versitech make no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or Versitech or of a third party.

IN NO EVENT SHALL M.I.T., VERSITECH, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. OR VERSITECH SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

M.I.T. WARRANTS THAT, TO THE BEST OF ITS KNOWLEDGE, IT HAS THE RIGHT TO ENTER INTO THIS AGREEMENT WITH COMPANY.

10. ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T. except as otherwise provided in this Agreement. Notwithstanding the foregoing, COMPANY may assign this Agreement in connection with the sale or transfer of all or substantially all of COMPANY's equity or assets, by merger, consolidation or otherwise provided that (a) the assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment, and (b) the total valuation of the COMPANY is at least seven million five hundred thousand dollars ($7,500,000). In the event that the total valuation of the COMPANY is less than $7.5 million, then the assignment may be made only with M.I.T.'s written permission, such permission not to be unreasonably withheld. Failure of such assignee to agree to be bound by the terms and conditions of this Agreement shall be grounds for termination by M.I.T. under Section 13.3.

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11. CONFIDENTIAL INFORMATION

(a) Designation. CONFIDENTIAL INFORMATION that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be considered confidential if designated as such prior to, during or immediately after disclosure.

(b) Obligations. The Receiving Party shall (i) maintain such CONFIDENTIAL INFORMATION in strict confidence and shall not disclose, without the consent of the Disclosing Party, CONFIDENTIAL INFORMATION to third parties, except that the Receiving Party may disclose or permit the disclosure of any CONFIDENTIAL INFORMATION to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such CONFIDENTIAL INFORMATION and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such CONFIDENTIAL INFORMATION solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the CONFIDENTIAL INFORMATION only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered CONFIDENTIAL INFORMATION. The Receiving Party shall be responsible for any unauthorized disclosure or use of CONFIDENTIAL INFORMATION by its trustees or directors, officers, employees, consultants, and advisors. The obligations set forth in this Article 11 shall survive for a period of five (5) years after disclosure of any portion of CONFIDENTIAL INFORMATION, provided that, with respect to any portion of such CONFIDENTIAL INFORMATION that is a trade secret, such obligations shall survive for so long as such CONFIDENTIAL INFORMATION remains a trade secret.

(c) Exceptions. The obligations of the Receiving Party under Subsection 11(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain CONFIDENTIAL INFORMATION (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the CONFIDENTIAL INFORMATION; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such CONFIDENTIAL INFORMATION; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

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(d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its CONFIDENTIAL INFORMATION in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of CONFIDENTIAL INFORMATION in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the CONFIDENTIAL INFORMATION in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

12. GENERAL COMPLIANCE WITH LAWS

12.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

12.2 Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T and Versitech harmless (in accordance with Section 8.1) for the consequences of any such violation.

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12.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of "Massachusetts Institute of Technology," "Versitech," "The University of Hong Kong" or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculty, students, employees, or agents, or any trademark or logo owned by M.I.T., "Versitech," or "The University of Hong Kong" or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS, , and may make disclosures or statements required by law or regulation.

12.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

13. TERMINATION

13.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

13.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

13.3 Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

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(b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

13.4 Termination as a Consequence of Patent Challenge.

(a) By COMPANY. If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or assists others in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), then M.I.T. may immediately terminate this Agreement and/or the license granted hereunder.

(b) By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order or subpoena), then M.I.T. may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within thirty (30) days after M.I.T.’s demand, M.I.T. may immediately terminate this Agreement and/or the license granted hereunder.

13.5 Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 11, 14 and 15, and Sections 4.1(i), 5.2 (obligation to provide final report and payment), 5.4, 12.1, 12.2 and 13.5.

(b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

(c) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

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14. DISPUTE RESOLUTION.

14.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

14.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

14.3 Dispute Resolution Procedures.

(a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

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14.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

14.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 14.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

15. MISCELLANEOUS.

15.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T., all matters relating to the license:

Massachusetts Institute of Technology
Technology Licensing Office, Rms NE25-230 and NE18-501
One Cambridge Center, Kendall Square
Cambridge, MA 02142-1601
Attention: Director
Tel: 617-253-6966
Fax: 617-258-6790

If to M.I.T., relating to any equity action after the initial issuance of shares:

Massachusetts Institute of Technology
Treasurer's Office
238 Main Street
Cambridge, MA 02142
Attention: Phillips B. Moore
Tel: 617-253-5422
Fax: 617-258-6676

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If to COMPANY:	Arch Therapeutics, Inc
1 Chieftain Lane
Natick, MA 01760
Attention: Terrence W. Norchi, President and CEO
Tel: ________________
Fax: ________________

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

15.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

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15.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 14. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is May 23, 2011.

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MASSACHUSETTS INSTITUTE OF TECHNOLOGY		ARCH THERAPEUTICS, INC.

By:	/s/ Lita Nelson	By:	/s/ Terrence W. Norchi, M.D
Name:	Lita Nelson	Name:	Terrence_W. Norchi, MD
Title:	Director, Technology Licensing Office	Title:	President and CEO

35

APPENDIX A

List of Patent Applications and Patents

I. United States Patents and Applications

M.I.T. Case No. 6692

United States of America Patent No. 5955343, Issued September 21, 1999

United States of America Patent No. 6800481, Issued October 5, 2004

United States of America Patent No. 7098028, Issued August 29, 2006

United States of America Serial No. 11/512753, Filed August 29, 2006

"Stable Macroscopic Membranes Formed By Self-Assembly Of Amphiphilic Peptides And Uses Therefor"

by C. Michael Dipersio, Todd Holmes, Curtis Lockshin, Alexander Rich and Shuguang Zhang

M.I.T. Case No. 8813

United States of America Serial No. 09/778200, Filed February 6, 2001

"Peptide Scaffold Encapsulation Of Tissue Cells And Uses Therof"

by Alan J. Grodzinsky, John Kisiday and Shuguang Zhang

M.I.T. Case No. 9344

United States of America Serial No. 10/193942, Filed July 15, 2002

"Cellular Reprogramming In Peptide Hydrogel And Uses Thereof"

By Carlos E. Semino, Colette Shen, James L. Sherley and Shuguang Zhang

M.I.T. Case No. 9786

United States of America Serial No. 10/968790, Filed October 18, 2004

"Self-Assembling Peptides For Regeneration And Repair Of Neural Tissue"

by Rutledge Ellis-Behnke, Gerald E. Schneider, Carlos E. Semino and Shuguang Zhang

M.I.T. Case No. 10154

United States of America Serial No. 10/877068, Filed June 25, 2004

"Self-Assembling Peptides Incorporating Modifications And Methods Of Use Thereof"

by Elsa Genove, Carlos E. Semino and Shuguang Zhang

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II. International (non-U.S.) Patents and Applications

M.I.T. Case No. 8813

Australia Serial No. 2002-248406, Filed February 6, 2002

Canada Serial No. 2344954, Filed April 25, 2001

European Patent Convention Serial No. 02717398.8, Filed February 6, 2002

Japan Serial No. 2002-563298, Filed February 6, 2002

Patent Cooperation Treaty Serial No. US02/03482, Filed February 6, 2002

"Peptide Scaffold Encapsulation Of Tissue Cells And Uses Thereof"

by Alan J. Grodzinsky, John Kisiday and Shuguang Zhang

M.I.T. Case No. 9344

Patent Cooperation Treaty Serial No. US02/03607, Filed February 6, 2002

"Liver Cellular Reprogramming In Peptide Hydrogel And Uses Thereof"

by Carlos E. Semino, Colette Shen, James L. Sherley and Shuguang Zhang

M.I.T. Case No. 10154

Canada Serial No. 2530482, Filed June 25, 2004

European Patent Convention Serial No. 04785965.7, Filed June 25, 2004

Japan Serial No. 2006-517694, Filed June 25, 2004

Patent Cooperation Treaty Serial No. US04/020549, Filed June 25, 2004

"Self-Assembling Peptides Incorporating Modifications And Methods Of Use Thereof"

by Elsa Genove, Carlos E. Semino and Shuguang Zhang

37

APPENDIX B

List of Patent Applications and Patents

I. United States Patents and Applications

M.I.T. Case No. 11366

United States of America Serial No. 60/758827, Filed January 13, 2006

"Compositions And Methods For Inhibiting Movement Or Leakage Of A Body Substance And Promoting Tissue Repair"

United States of America Serial No. 11/411745, Filed April 25, 2006

"Compositions And Methods For Promoting Hemostasis And Other Physiological Activities"

by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So, David K C. Tay and Shuguang Zhang

M.I.T. Case No. 12061

United States of America Serial No. 11/796132, Filed April 25, 2007

"Compositions And Methods For Affecting Movement Of Contaminants, Bodily Fluids Or Other Entities, And/Or Affecting Other Physiological Conditions"

United States of America Serial No. 60/745601, Filed April 25, 2006

"Compositions And Methods For Promoting Hemostasis And Other Physiological Activities"

by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So and David K C. Tay

II. International (non-U.S.) Patents and Applications

M.I.T. Case No. 11366

Patent Cooperation Treaty Serial No. US06/015850, Filed April 25, 2006

"Compositions And Methods For Promoting Hemostasis And Other Physiological Activities"

by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So, David K C. Tay and Shuguang Zhang

M.I.T. Case No. 12061

Patent Cooperation Treaty Serial No. US07/010041, Filed April 25, 2007

"Compositions And Methods For Promoting Hemostasis And And Other Physiological Activites"

by Rutledge Ellis-Behnke, Yu Xiang Liang, Gerald E. Schneider, Kwok-Fai So and David K C. Tay

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APPENDIX C

List of Countries (excluding United States) for which

PATENT RIGHTS B . Applications Will Be Filed, Prosecuted and Maintained

MIT case No. 11366

Australia

Canada

China

Europe

India

Israel

Japan

Korea

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APPENDIX D

M.I.T.-Versitech Joint Invention Agreement

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EXHIBIT A

CONFLICT AVOIDANCE STATEMENT

Name:	Rutledge Ellis-Behnke, PhD

Dept. or Lab.:	Brain and Cognitive Sciences

Company:	Clear Nano Solutions

Address:	355 Summer Street

Manchester, MA 01944

Licensed Technology:	Cases: See Appendix A and B

Because of the M.I.T. license granted to the above company and my equity* position and continuing relationship with this company, I acknowledge the potential for a possible conflict of interest between the performance of research at M.I.T. and my contractual or other obligations to this company. Therefore, I will not:

1)	use students at M.I.T. for research and development projects for the company;
2)	restrict or delay access to information from my M.I.T. research;
3)	take direct or indirect research support from the company in order to support my activities at M.I.T.; or
4)	employ students at the company, except in accordance with Section 4.5.2, “Faculty and Students,” in the Policies and Procedures Guide.

In addition, in order to avoid the appearance of a conflict, I will attempt to differentiate clearly between the intellectual directions of my M.I.T. research and my contributions to the company. To that end, I will expressly inform my department head/laboratory director annually of the general nature of my activities on behalf of the company.

Signed:	/s/ Rutledge Ellis-Behnke, PhD
Date:	1/22/08

Approved by: /s/ Mriganka Sur

Name (print): Mriganka Sur

(Dept. Head or Lab Dir)

* "Equity" includes stock, options, warrants or other financial instruments convertible into stock, which are directly or indirectly controlled by the inventor.

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Conf Avoid Stmnt 990915

EXHIBIT B

INVENTOR/AUTHOR ACKNOWLEDGMENT

OF NO EQUITY DISTRIBUTION

Form Version 8/22/01

In partial reliance on the undersigned’s execution of this Acknowledgment, M.I.T. has entered into the license agreement to which this Acknowledgment is attached (the “LICENSE”) in which COMPANY received certain licenses to the technology listed below, on some or all of which the undersigned is a listed inventor or author. The undersigned, independently of the LICENSE, has received or will soon acquire equity in (“COMPANY”), and, in accordance with M.I.T.’s licensing policies contained in M.I.T.'s Guide to the Ownership, Distribution and Commercial Development of M.I.T. Technology, as that policy may be amended from time to time (specifically §4.2.5 as of this Form Version date), the undersigned, on his/her own behalf and on behalf of his/her heirs and assigns, acknowledges and agrees that he/she has no right to receive any share of equity income received by M.I.T. in consideration for the LICENSE.

Technology Licensed as of the EFFECTIVE DATE of the LICENSE:

See Appendix A & B

Witness:	Juliet Ellis-Behnke:	Signed	Rutledge Ellis-Behnke
		Print Name:	/s/ Rutledge Ellis-Behnke
		Date:	12/12/07

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First Amendment to the Amended and Restated Exclusive Patent License Agreement

This First Amendment, effective as of the date set forth above the signatures of the parties below, amends the Amended and Restated Exclusive Patent License Agreement dated May 23, 2011(the “LICENSE AGREEMENT”) by and between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("M.I.T.") and Arch Therapeutics, Inc. ("COMPANY"), a Massachusetts corporation having its principal office at 1 Chieftain Lane, Natick, MA 01760.

WHEREAS, M.I.T. and COMPANY wish to modify the provisions of the LICENSE AGREEMENT to account for certain unmet financial obligations by COMPANY;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.                 Sections 3.1(e) and 3.1(k) of the LICENSE AGREEMENT are hereby deleted in their entirety and replaced with the following:

3.1 Diligence Requirements.

(e) (i) In addition to Section 3.1(d), COMPANY shall RAISE CAPITAL of at least Two Million dollars ($2,000,000) solely from the sale of the COMPANY’s equity securities for its own account by December 31, 2012.

(ii) In addition to Section 3.1(e)(i), COMPANY shall RAISE CAPITAL of at least Three Million dollars ($3,000,000) by July 1, 2014.

(k) COMPANY shall conduct a pre-investigational meeting or comparable consultation with the U.S. Food and Drug Administration (or equivalent European regulatory authority) to review a clinical testing strategy for a LICENSED PRODUCT by January 1, 2014.

2.                 Sections 4.1(b) and 4.1(e) of the LICENSE AGREEMENT are hereby deleted in their entirety and replaced with the following:

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4.1 Consideration for Grant of Rights.

(b) License Maintenance Fees. M.I.T. acknowledges that COMPANY previously paid M.I.T. a license maintenance fee in the amount of $10,000 for the calendar year commencing on January 1, 2009 and in the amount of $10,000 for the calendar year commencing on January 1, 2010. There shall be no license maintenance fee for the calendar year commencing on January 1, 2011 and January 1, 2012. COMPANY shall pay to M.I.T. the following license maintenance fees within 30 (thirty) days of the dates set forth below:

January 1, 2013	$25,000
January 1, 2014	$35,000
January 1, 2015	$45,000
January 1, 2016 and each January 1 of every year thereafter	$50,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(e) Milestone Payments. COMPANY shall pay to M.I.T. the amounts set forth below upon the first achievement by COMPANY or any of its AFFILIATES or SUBLICENSEES of certain milestone events as described below.

Milestone Event	Payment
Initiation of human clinical studies, including evaluation of proof of concept, proof of mechanism and/or efficacy, of a LICENSED PRODUCT	Ten Thousand dollars ($10,000)
Filing of a submission/application for regulatory/marketing approval of a LICENSED PRODUCT	Twenty Five Thousand dollars ($25,000)
First COMMERCIAL SALE of a LICENSED PRODUCT	Fifty Thousand dollars ($50,000)
Cumulative NET SALES of Ten Million dollars ($10,000,000) in either or both FIELD A and FIELD B in the TERRITORY	One Hundred Thousand dollars ($100,000)

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COMPANY shall notify M.I.T. within ten (10) days of the achievement of any of the above milestones by COMPANY or any of its AFFILIATES or SUBLICENSEES. COMPANY shall make such non-refundable, non-creditable milestone payments within sixty (60) days after achievement of each of the milestones.

3.                 Section 6.3 of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

6.3 Payment of Expenses.

Payment of all reasonable out-of-pocket fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY and other commercial licensees of the PATENT RIGHTS as they exist from time to time (as used herein a “commercial licensee” shall mean a for-profit entity that has been granted a license under the PATENT RIGHTS to develop and sell products).

(a) PATENT RIGHTS A. COMPANY shall be responsible for a pro-rata share of all patent related fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS A incurred after the EFFECTIVE DATE. As of the EFFECTIVE DATE, COMPANY’s pro rata share for the PATENT RIGHTS A is twenty five percent (25%). Notwithstanding the foregoing, COMPANY shall not be required to reimburse M.I.T. for any such expenses associated with PATENT RIGHTS A incurred through February 28, 2011 (approximately $9,456.28) until December 31, 2012.

(b) PATENT RIGHTS B. Payment of all patent related fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS B shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. Notwithstanding the foregoing, COMPANY shall not be required to reimburse M.I.T. for any such expenses associated with PATENT RIGHTS B incurred through February 28, 2011 (approximately $71,586.67) until December 31, 2012.

(c) For clarity, COMPANY shall be responsible for ongoing payment of all ongoing patent expenses in accordance with this Section 6.3 as they are incurred for the period beginning March 1, 2011.

(d) COMPANY shall reimburse all amounts due pursuant to this Section 6.3 within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

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4. For the period beginning April 1, 2012 and ending December 31, 2012, M.I.T. and COMPANY agree that COMPANY shall reimburse M.I.T. for all patent expenses associated with PATENT RIGHTS A and PATENT RIGHTS B incurred after February 28, 2011, pursuant to Section 6.3(c) of the LICENSE AGREEMENT (as amended herein), according to the following schedule:

April 1, 2012	$1,000
May 1, 2012	$1,000
June 1, 2012	$2,000
July 1, 2012	$2,000
August 1, 2012	$3,000
September 1, 2012	$3,000
October 1, 2012	$4,000
November 1, 2012	$4,000
December 1, 2012	$5,000

This reimbursement schedule shall be effective only until December 31, 2012. Notwithstanding the foregoing: (i) at any time that COMPANY has RAISED CAPITAL from the sale of the COMPANY’s equity securities for its own account of at least Two Hundred Fifty Thousand dollars ($250,000), from that date forward, COMPANY shall reimburse M.I.T. at a rate of Five Thousand dollars ($5,000) a month until December 31, 2012; and (ii) all outstanding patent expenses due in accordance with Section 6.3 shall be reimbursed in full by January 1, 2013.

5. Notwithstanding anything to the contrary in the LICENSE AGREEMENT, M.I.T. and COMPANY agree that in the event COMPANY fails to fulfill any of its obligations under either of (1) Sections 3.1(e)(i) and 6.3 of the LICENSE AGREEMENT, as amended by this First Amendment, or (2) Section 4 of this First Amendment, then M.I.T. may treat such failure as a material breach and shall have the right to immediately terminate the LICENSE AGREEMENT upon written notice to COMPANY, without an opportunity to cure.

6. Except as specifically modified or amended hereby, all other terms and conditions of the LICENSE AGREEMENT shall remain unchanged and in full force and effect. Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this First Amendment is May 15, 2012.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		ARCH THERAPEUTICS, INC.

By:	/s/ Lita Nelson	By:	/s/ Terrence W. Norchi, M.D

Name:	Lita Nelson	Name:	Terrence W. Norchi, MD

Title:	Director, Technology Licensing Office	Title:	President and CEO

47

SECOND AMENDMENT

This Second Amendment, effective as of the date set forth above the signatures of the parties below, amends the Amended and Restated Exclusive Patent License Agreement dated May 23, 2011, as amended by the First Amendment on May 15, 2012 (the “LICENSE AGREEMENT”) between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139 ("M.I.T.") and Arch Therapeutics, Inc., a Massachusetts corporation, with a principal place of business at 1 Chieftain Lane, Natick, MA 01760 (“COMPANY”).

WHEREAS, M.I.T. and COMPANY wish to modify the provisions of the LICENSE AGREEMENT to account for certain unmet financial obligations and diligence requirements by COMPANY;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree as follows:

1. COMPANY currently owes M.I.T. approximately $120,003 in patent costs incurred prior to December 31, 2012. For the period beginning February 28, 2013 and ending April 30, 2013, M.I.T. and COMPANY agree that COMPANY shall reimburse M.I.T. for these expenses according to the following schedule:

a. Payment of $12,000, which is approximately equal to ten percent (10%) of the outstanding patent costs, by February 28, 2013.

b. Payment of $24,000, which is approximately equal to twenty percent (20%) of the outstanding patent costs, by March 31, 2013.

c. Payment of the remaining outstanding patent costs incurred prior to December 31, 2012, which approximately equals $84,003 by April 30, 2013.

2. COMPANY currently owes M.I.T. the $25,000 license maintenance fee due January 1, 2013, as set forth in Section 4.1(b) of the LICENSE AGREEMENT. M.I.T. and COMPANY agree that COMPANY shall pay such fee by April 30, 2013.

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3. Effective January 1, 2013, COMPANY shall provide M.I.T. with advance payment of all newly incurred patent costs, as evidenced by M.I.T.’s receipt of such amounts either (a) at least ten (10) business days after COMPANY has requested that M.I.T. proceed with the patent action, or (b) at least fifteen (15) business days prior to the expected date of filing of the relevant material with the applicable patent office, as shall be determined at M.I.T.’s sole discretion. Such practice shall continue until (i) all outstanding costs due under the LICENSE AGREEMENT have been fully paid, as set forth in Sections 1and 2 above, and (ii) COMPANY has been fully compliant with the advance payment of patent expenses in accordance with this Section 2 for a period of six (6) months after the effective date of this Second Amendment.

4. Section 6.3(d) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(d) COMPANY shall reimburse all amounts due pursuant to this Section 6.3 within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.3(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

5. Section 3.1(e) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(e) (i) Notwithstanding Section 3.1(d) and any funds raised prior to May 15, 2012, COMPANY shall raise additional capital of at least Two Million Dollars ($2,000,000) of cash proceeds by April 30, 2013, provided that at least forty percent (40%) of such cash proceeds are able to be used for general and administrative costs.

(e) (ii) Notwithstanding Section 3.1(d) and any amounts raised prior to May 15, 2012, COMPANY shall raise additional capital of at least Five Million Dollars ($5,000,000) of cash proceeds by September 30, 2014, provided that at least forty percent (40%) of such cash proceeds are able to be used for general and administrative costs.

For clarity, the parties acknowledge and agree that the funding amount indicated in the diligence requirement set forth in Section 3.1(e)(i) is not intended to reflect aggregate capital raised; for example, the Two Million Dollars that shall be raised by April 30, 2013 pursuant to Section 3.1(e)(i) shall not include any amounts that were raised prior to May 15, 2012.

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6. During the month of February 2013, COMPANY shall introduce M.I.T. to potential investors in COMPANY in connection with the fundraising described in Section 3.1(e)(i) of the LICENSE AGREEMENT, as amended herein, and shall facilitate scheduling meetings between M.I.T. and such investors, as requested by M.I.T.

7. Pursuant to Section 4.1(i), 46,700 shares of Common Stock of COMPANY were due to M.I.T. on the Effective Date of the LICENSE AGREEMENT. COMPANY shall issue these shares, as well as any additional equity due to M.I.T., by March 31, 2013.

8. Failure of COMPANY to meet any of the obligations set forth in this Second Amendment will result in termination of the LICENSE AGREEMENT, effective immediately, with no opportunity to cure.

9. Except as specifically modified or amended hereby, all other terms and conditions of the LICENSE AGREEMENT shall remain unchanged and in full force and effect. Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this Second Amendment is February 1, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		ARCH THERAPEUTICS, INC.

By:	/s/ Lita Nelson	By:	/s/ Terrence W. Norchi, M.D

Name:	Lita Nelson	Name:	Terrence W. Norchi, MD

Title:	Director, Technology Licensing Office	Title:	President and CEO

50

THIRD AMENDMENT

This Third Amendment, effective as of the date set forth above the signatures of the parties below, amends the Amended and Restated Exclusive Patent License Agreement dated May 23, 2011, as amended by the First Amendment dated May 15, 2012 and the Second Amendment dated February 1, 2013 (the “LICENSE AGREEMENT”) between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139 (“M.I.T.”) and Arch Therapeutics, Inc., a Massachusetts corporation, with a principal place of business at 1 Chieftain Lane, Natick MA 01760 (“COMPANY”).

WHEREAS, COMPANY has represented to M.I.T. that COMPANY has made substantial progress towards raising capital in order to meet certain obligations set forth in the LICENSE AGREEMENT, including the financial obligations and diligence requirements set forth in the Second Amendment to the LICENSE AGREEMENT;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree as follows:

1.	COMPANY represents and warrants to M.I.T. that:

a.	In December 2012, COMPANY was awarded a loan from the Massachusetts Life Sciences Center (the “Center”) Accelerator Loan Program in the amount of One Million dollars ($1,000,000) (the “MLSC FUNDS”), receivable by COMPANY, subject to the following conditions:

                                                  i.      COMPANY must raise an additional One Million Five Hundred Thousand dollars ($1,500,000) of new debt or equity by April 30, 2013, not including any debt or equity existing prior to December 1, 2012; and

                                                ii.      An additional round of diligence satisfactory to the Center in its sole discretion.

b.	COMPANY has Raised One Million Five Hundred Thousand dollars ($1,500,000) of cash proceeds from debt or equity, inclusive of convertible debt, (the “INVESTOR FUNDS”) between December 1, 2012 and April 30, 2013 which funds are in COMPANY’s own accounts.

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c.	At least forty percent (40%) of the total of the MLSC FUNDS and the INVESTOR FUNDS are able to be used for general and administrative costs.

d.	COMPANY has signed a binding letter of intent with an investor (“COLDSTREAM”), who shall invest One Million Two Hundred Thousand dollars ($1,200,000) by April 30, 2013 followed by an additional Eight Hundred Thousand dollars ($800,000) by approximately April 30, 2014. COLDSTREAM has funded $1,200,000 to COMPANY as of April 29, 2013 which funds are included in the INVESTOR FUNDS described in Section 1.b. above.

2. In view of COMPANY’s representations set forth in Section 1 above, M.I.T. hereby agrees to extend the April 30, 2013 deadline set forth in Section 3.1(e)(i) of the LICENSE AGREEMENT until June 30, 2013 to allow COMPANY to execute the Massachusetts Life Sciences Center Life Sciences Accelerator Funding Agreement.

3. Concurrent with the signing of this Third Amendment, on April 30, 2013 COMPANY shall pay to M.I.T. the following amount:

a.	The $25,000 license maintenance fee (and associated interest of $109.38) due January 1, 2013, as set forth in Section 4.1(b) of the LICENSE AGREEMENT.

4. On or before May 6, 2013, COMPANY shall pay to M.I.T. the following amounts:

a.	Outstanding patent costs (and associated interest) incurred prior to December 31, 2012 in the amount of $84,303.22.

b.	Outstanding patent costs incurred as of December 31, 2012 (and associated interest) in the amount of $29,879.71.

c.	Pre-payment of patent expenses associated with South Korean patent application number 10-2010-7019627 in the amount of $12,000.

5. COMPANY acknowledges and agrees that it shall continue to comply with the advanced payment of patent costs as described in Section 3 of the Second Amendment to the LICENSE AGREEMENT.

6. Pursuant to Section 4.1(i), COMPANY shall issue any additional shares of COMPANY’s Common Stock owed to M.I.T. by June 30, 2013.

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7. Failure of COMPANY to meet any of the obligations set forth in this Third Amendment will result in termination of the LICENSE AGREEMENT, effective immediately, with no opportunity to cure.

8. Except as specifically modified or amended hereby, all other terms and conditions of the LICENESE AGREEMENT shall remain unchanged and in full force and effect. Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this Third Amendment is April 30, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		ARCH THERAPEUTICS, INC.

By:	/s/ John H. Turner, Jr.	By:	/s/ Terrence W. Norchi, M.D

Name:	John H. Turner, Jr.	Name:	Terrence W. Norchi, MD

Title:	Associate Director, Technology Licensing Office	Title:	President and CEO

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LETTER AGREEMENT

This Letter Agreement, effective as of the date set forth above the signatures of the parties below, confirms the understanding between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139 (“M.I.T.”) and Arch Therapeutics, Inc., a Massachusetts corporation, with a principal place of business at 1 Chieftain Lane, Natick MA 01760 (“COMPANY”), with respect to the Amended and Restated Exclusive Patent License Agreement between M.I.T. and COMPANY dated May 23, 2011, as amended by the First Amendment dated May 15, 2012, the Second Amendment dated February 1, 2013 and the Third Amendment dated April 30, 2013 (the “LICENSE AGREEMENT”). Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

WHEREAS, COMPANY has represented to M.I.T. that COMPANY plans to undergo a reverse triangular merger with Arch Therapeutics, Inc., a Nevada corporation (formerly known as Almah, Inc.) (“Parent”), which is a publicly traded “shell company,” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Merger”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree as follows:

1.	COMPANY represents and warrants to M.I.T. that the current and pro forma capitalization table attached as Exhibit 1 hereto accurately reflects issuances included in the Funding Threshold through the date hereof and is true and correct on a Fully Diluted Basis as of the date hereof (with respect to the current capitalization table) and as of immediately following the closing of the Merger (with respect to the pro forma capitalization table).

2.	COMPANY and M.I.T. hereby agree that, subject to and upon the closing of the Merger, M.I.T. shall be entitled to receive, and COMPANY shall cause to be issued to M.I.T., an aggregate number of shares equal to Four Percent (4%), or Two Million Seven Hundred and Twenty Thousand (2,720,000) shares, of the common stock of Parent on a Fully Diluted Basis as of immediately following the closing of the Merger.

3.	COMPANY shall deliver the shares due under Section 2 above to M.I.T. within fifteen (15) days of the closing of the Merger.

4.	Upon the delivery of the shares to M.I.T. pursuant to Section 3 above, M.I.T. agrees that COMPANY has fulfilled in entirety the obligations under Section 4.1(i) of the LICENSE AGREEMENT, and that COMPANY has no further obligations to M.I.T. thereunder.

5.	As of the Effective Date of this Letter Agreement, M.I.T. acknowledges that COMPANY has complied with Sections 1a, 1b, 3, 6 and 7 of the Second Amendment to the LICENSE AGREEMENT, and Sections 3, 4 and 5 of the Third Amendment to the LICENSE AGREEMENT.

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6.	As of the Effective Date of this Letter Agreement, solely with respect to immediate termination with no opportunity to cure in the event of COMPANY failing to meet the obligations set forth in the Second Amendment to the LICENSE AGREEMENT and the Third Amendment to the LICENSE AGREEMENT, respectively, M.I.T. agrees that Section 8 of the Second Amendment to the LICENSE AGREEMENT and Section 7 of the Third Amendment to the LICENSE AGREEMENT, respectively, shall no longer apply. The Parties acknowledge and agree that any issues regarding termination, including for default, shall be governed as set forth in the relevant provisions of the LICENSE AGREEMENT.

7.	M.I.T. hereby agrees (a) to attend, in person or by proxy, the special meeting of the shareholders of Arch to be held on or about June 14, 2013 for the purpose of voting on the Merger (the “Meeting”), and (b) to vote in favor of the Merger at the Meeting.

8.	No amendment or modification of or supplement to the terms of this Letter Agreement shall be binding on a party unless reduced to writing and signed by both parties. Any waiver of any rights or failure to act in a specific instance shall not operate or be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

9.	This Letter Agreement, together with the LICENSE AGREEMENT, sets forth the entire agreement among the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties as to the subject matter hereof. This Letter Agreement and all disputes arising out of or related to this Letter Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles. Except as expressly set forth in this Letter Agreement, all of the terms and provisions of the LICENSE AGREEMENT shall remain unchanged and unmodified, and the LICENSE AGREEMENT as amended hereby shall remain in full force and effect and be read together and construed with this Letter Agreement.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this Letter Agreement is June 10, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		ARCH THERAPEUTICS, INC.

By:	/s/ Lita Nelson	By:	/s/ Terrence W. Norchi, M.D

Name:	Lita Nelson	Name:	Terrence W. Norchi, MD

Title:	Director, Technology Licensing Office	Title:	President and CEO

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